Exhibit 99.1

West Corporation Announces Loan Repricing and Amendment to Credit Agreement

OMAHA, NE, December 19, 2016 – West Corporation, a global provider of communication and network infrastructure services, announced today that it has finalized and closed on an amendment to the credit agreement governing its senior secured credit facilities.

The amendment reduces the applicable interest rate of its Term Loan B-12 by 50 basis points and of its Term Loan B-14 by 25 basis points, as well as reduces the LIBOR floor on its Term Loan B-14 from 0.75% to zero.

As of the closing of the amendment, the affected term loan tranches are as follows:

•	Term Loan B-12: Approximately $867.8 million of term loans due June 2023 at a rate of LIBOR + 2.50% with a 0.75% LIBOR floor

•	Term Loan B-14: Approximately $259.4 million of term loans due June 2021 at a rate of LIBOR + 2.50% with a zero LIBOR floor

The Company expects these changes to reduce its annual cash interest expense by approximately $5 million, before amortization of deferred financing fees.

About West Corporation

West Corporation (Nasdaq:WSTC) is a global provider of communication and network infrastructure solutions. West helps manage or support essential enterprise communications with services that include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialty agent services.

For 30 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the strategic alternatives available to the Company and the ability to execute on strategic alternatives, competition in West’s highly competitive markets; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; and future impairments of our substantial goodwill, intangible assets, or other long-lived assets. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; West’s ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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AT THE COMPANY:

Dave Pleiss

Investor Relations

(402) 963-1500

DMPleiss@west.com